Exhibit 10.25

Oral Agreement to Extend Independent Contactor Agreement

On February 15, 2008, Little Squaw Gold Mining Company and Sharp Executive Associates, Inc, and the owner of that firm, Ted R. Sharp CPA, orally agreed to extend the Independent Contactor Agreement dated March 1, 2006 for a period of one year, retroactively to January 1, 2008 and ending December 31, 2008.  In addition, Little Squaw Gold Mining Company approved an increase in the contractor fee paid to Sharp Executive Associates, Inc. to $9,075 per month, with opportunity to review and modify the fee on a quarterly basis due to potential wide variability in the ongoing activities of the Company.

The agreement was approved by resolution of the board of directors of Little Squaw Gold Mining Company dated February 15, 2008.